Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nuvve Holding Corp. of our report dated March 25, 2021 (July 16, 2021, as to the effects of the reverse recapitalization described in Notes 1 and 2), relating to the consolidated financial statements of Nuvve Corporation as of December 31, 2020 and 2019, and for the years then ended, which report appears in the Form S-1 (No. 333-257977).

/s/ Moss Adams LLP

San Diego, California

September 9, 2021